Terex Reports Strong First Quarter 2024 Results; Raises Full-Year Outlook

•Sales of $1.3 billion increased 5% year-over-year
•Income from operations of $158 million, up 7% year-over-year
•Operating profit margin of 12.2% improved 20 bps year-over-year
•Earnings per share of $1.60
•Return on invested capital of 27.6%, up 370 bps from the prior year
•Raising full-year 2024 EPS outlook to a range of $6.95 to $7.35
•Increasing full-year 2024 sales outlook to a range of $5.2 to $5.4 billion

Norwalk, CT, April 25, 2024 -- Terex Corporation (NYSE: TEX), a global manufacturer of materials processing machinery and aerial work platforms, today announced its results for the first quarter 2024.

CEO Commentary
“Terex delivered excellent first quarter results, achieving sales growth and margin expansion versus the prior year,” said Simon Meester, Terex President and Chief Executive Officer. “The Terex team continues to perform at a high level and demonstrate the power of its focused strategy and its proven ability to create value."

“We are raising our full-year outlook to reflect our strong first quarter performance, while also prudently planning for continued softness in Europe over the balance of the year.” Meester continued, “Overall, customer demand remains strong for Terex’s differentiated products as evidenced by our robust backlog. In addition, we are advancing our new product initiatives to bolster the Company’s portfolio of market-leading businesses that will continue to benefit from megatrends over the coming years. We are focused on accelerating our profitable growth strategy and are committed to delivering strong performance through the cycle.”

First Quarter Operational and Financial Highlights
•Net sales of $1.3 billion increased 4.6%, up from $1.2 billion in the first quarter of 2023. The increase was primarily driven by continued demand for our products across multiple businesses.
•Income from operations of $158.3 million, or 12.2% of net sales improved from $147.7 million, or 12.0% of net sales during the prior year. The year-over-year increase of $10.6 million was primarily due to incremental profit achieved on higher sales volume, improved manufacturing throughput and disciplined price-cost management.
•Income from continuing operations was $108.5 million, or $1.60 per share, compared to $109.9 million, or $1.60 per share, in the first quarter of 2023.
•Return on invested capital was 27.6%, up 370 bps from the prior year and significantly exceeded our cost of capital.

Business Segment Review

Materials Processing
•Net sales of $520.0 million were down 6.1% or $33.8 million year-over-year, primarily driven by lower end-market demand for material handling equipment and cranes in Europe, partially offset by growth for aggregates in North America.

•Income from operations decreased to $72.1 million or 13.9% of net sales, compared to $85.3 million, or 15.4% of net sales, in the prior year. The decrease was primarily due to the impact of lower sales volume and net unfavorable product mix.

Aerial Work Platforms
•Net sales of $772.7 million were up 12.7% or $86.8 million year-over-year. The increase was primarily driven by higher demand, as well as improved supply chain and manufacturing performance.
•Income from operations increased to $107.3 million or 13.9% of net sales, compared to $83.1 million, or 12.1% of net sales in the prior year. The increase was primarily due to incremental profit achieved on higher sales volume, improved manufacturing throughput and disciplined price-cost management.

Strong Balance Sheet and Liquidity
•As of March 31, 2024, the Company had liquidity (cash and availability under our revolving line of credit) of $866 million and net leverage of 0.5x.
•Terex deployed $35 million for capital expenditures during the first quarter of 2024 to support business growth.

CFO Commentary
Julie Beck, Senior Vice President and Chief Financial Officer, said "We expanded total company operating margin by 20 bps compared to last year and delivered ROIC of more than 27%. We expect a significant step-up in free cash flow over the balance of the year and remain on-track to generate more than $300 million of free cash flow for a second consecutive year. The strength of our balance sheet and expected cash flow provide significant capacity to fuel our strategic growth initiatives and return capital to shareholders."

Full-Year 2024 Outlook
(in millions, except per share data)

Terex Outlook (1)	PREVIOUS Outlook	UPDATED Outlook
Net Sales	$5,100 - $5,300	$5,200 - $5,400
Operating Margin	12.8% - 13.1%	12.8% - 13.1%
Interest / Other Expense	~$60	~$65
Tax Rate	~22%	~22%
EPS	$6.85 - $7.25	$6.95 - $7.35
Share Count	~68	~68
Depreciation / Amortization	~$65	~$65
Free Cash Flow (2)	$325 - $375	$325 - $375
Corp & Other OP	~($80)	~($85)

Segment Outlook (1)	PREVIOUS Outlook		UPDATED Outlook
	Net Sales	Operating Margin	Net Sales	Operating Margin
Materials Processing	$2,200 - $2,300	15.6% - 15.9%	$2,200 - $2,300	15.6% - 15.9%
Aerial Work Platforms	$2,900 - $3,000	13.4% - 13.7%	$3,000 - $3,100	13.5% - 13.8%

(1) Excludes the impact of future acquisitions, divestitures, restructuring and other unusual items
(2) Capital expenditures, net of proceeds from sale of capital assets: ~$145 million

Non-GAAP Measures and Other Items

Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis.  A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses.

The Glossary at the end of this press release contains further details about this subject.

Conference call

The Company has scheduled a conference call to review the financial results on Friday, April 26, 2024 beginning at 8:30 a.m. ET. Simon A. Meester, President and CEO, and Julie Beck, Senior Vice President and Chief Financial Officer, will host the call. A simultaneous webcast of this call can be accessed at https://investors.terex.com. Participants are encouraged to access the call 15 minutes prior to the starting time. The call will also be archived in the Event Archive at https://investors.terex.com.

Forward-Looking Statements

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995) regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent reports we file with the U.S. Securities and Exchange Commission from time to time, in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contingencies and Uncertainties.” In addition, when included in this press release the words “may,” “expects,” “should,” “intends,” “anticipates,” “believes,” “plans,” “projects,” “estimates,” “will” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond our control, include, among others:
•our operations are subject to a number of potential risks that arise from operating a multinational business, including political and economic instability and compliance with changing regulatory environments;
•changes in the availability and price of certain materials and components, which may result in supply chain disruptions;
•consolidation within our customer base and suppliers;
•our business may suffer if our equipment fails to perform as expected;
•a material disruption to one of our significant facilities;
•our business is sensitive to general economic conditions, government spending priorities and the cyclical nature of markets we serve;
•our consolidated financial results are reported in U.S. dollars while certain assets and other reported items are denominated in the currencies of other countries, creating currency exchange and translation risk;
•our need to comply with restrictive covenants contained in our debt agreements;
•our ability to generate sufficient cash flow to service our debt obligations and operate our business;
•our ability to access the capital markets to raise funds and provide liquidity;
•the financial condition of customers and their continued access to capital;
•exposure from providing credit support for some of our customers;
•we may experience losses in excess of recorded reserves;
•our industry is highly competitive and subject to pricing pressure;
•our ability to integrate acquired businesses;
•our ability to successfully implement our strategy and the actual results derived from such strategy;
•increased cybersecurity threats and more sophisticated computer crime;
•increased regulatory focus on privacy and data security issues and expanding laws;
•our ability to attract, develop, engage and retain team members;
•possible work stoppages and other labor matters;
•litigation, product liability claims and other liabilities;
•changes in import/export regulatory regimes, imposition of tariffs, escalation of global trade conflicts and unfairly traded imports, particularly from China, could continue to negatively impact our business;
•compliance with environmental regulations could be costly and failure to meet sustainability expectations or standards or achieve our sustainability goals could adversely impact our business;
•our compliance with the U.S. Foreign Corrupt Practices Act and similar worldwide anti-corruption laws;
•our ability to comply with an injunction and related obligations imposed by the U.S. Securities and Exchange Commission; and
•other factors.

Actual events or our actual future results may differ materially from any forward-looking statement due to these and other risks, uncertainties and material factors. The forward-looking statements contained herein speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this press release to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Terex
Terex Corporation is a global manufacturer of materials processing machinery and aerial work platforms. We design, build and support products used in maintenance, manufacturing, energy, recycling, minerals and materials management, and construction applications. Certain Terex products and solutions enable customers to reduce their impact on the environment including electric and hybrid offerings that deliver quiet and emission-free performance, products that support renewable energy, and products that aid in the recovery of useful materials from various types of waste. Our products are manufactured in North America, Europe, Australia and Asia and sold worldwide. We engage with customers through all stages of the product life cycle, from initial specification to parts and service support. We report our business in the following segments: (i) Materials Processing and (ii) Aerial Work Platforms.

Contact Information
Neil Frohnapple
Vice President, Investor Relations
Phone: 440-334-7947
Email: neil.frohnapple@terex.com

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended March 31,

	2024	2023
Net sales	$1,292.5	$1,235.7
Cost of goods sold	(995.2)	(957.0)
Gross profit	297.3	278.7
Selling, general and administrative expenses	(139.0)	(131.0)
Income (loss) from operations	158.3	147.7
Other income (expense)
Interest income	3.6	2.0
Interest expense	(15.0)	(14.9)
Other income (expense) – net	(10.4)	(1.6)
Income (loss) from continuing operations before income taxes	136.5	133.2
(Provision for) benefit from income taxes	(28.0)	(23.3)
Income (loss) from continuing operations	108.5	109.9
Gain (loss) on disposition of discontinued operations- net of tax	—	2.7
Net income (loss)	$108.5	$112.6
Basic earnings (loss) per Share:
Income (loss) from continuing operations	$1.62	$1.62
Gain (loss) on disposition of discontinued operations – net of tax	—	0.04
Net income (loss)	$1.62	$1.66
Diluted earnings (loss) per Share:
Income (loss) from continuing operations	$1.60	$1.60
Gain (loss) on disposition of discontinued operations – net of tax	—	0.04
Net income (loss)	$1.60	$1.64
Weighted average number of shares outstanding in per share calculation
Basic	67.0	67.7
Diluted	67.9	68.8

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	March 31, 2024	December 31, 2023

Assets
Current assets
Cash and cash equivalents	$364.9	$370.7
Other current assets	2,024.7	1,874.5
Total current assets	2,389.6	2,245.2
Non-current assets
Property, plant and equipment – net	573.7	569.8
Other non-current assets	796.6	800.5
Total non-current assets	1,370.3	1,370.3
Total assets	$3,759.9	$3,615.5

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$3.2	$2.8
Other current liabilities	1,102.0	1,116.4
Total current liabilities	1,105.2	1,119.2
Non-current liabilities
Long-term debt, less current portion	720.9	620.4
Other non-current liabilities	201.9	203.6
Total non-current liabilities	922.8	824.0
Total liabilities	2,028.0	1,943.2

Total stockholders’ equity	1,731.9	1,672.3
Total liabilities and stockholders’ equity	$3,759.9	$3,615.5

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended March 31,
	2024	2023
Operating Activities
Net income (loss)	$108.5	$112.6
Depreciation and amortization	14.9	12.1
Changes in operating assets and liabilities and non-cash charges	(157.3)	(115.6)
Net cash provided by (used in) operating activities	(33.9)	9.1
Investing Activities
Capital expenditures	(35.0)	(20.3)
Other investing activities, net	(0.8)	(9.4)
Net cash provided by (used in) investing activities	(35.8)	(29.7)
Financing Activities
Net cash provided by (used in) financing activities	71.2	(31.7)
Effect of exchange rate changes on cash and cash equivalents	(7.3)	2.4
Net increase (decrease) in cash and cash equivalents	(5.8)	(49.9)
Cash and cash equivalents at beginning of period	370.7	304.1
Cash and cash equivalents at end of period	$364.9	$254.2

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Q1
	2024		2023
		% of		% of
		Net Sales		Net Sales
Consolidated
Net sales	$1,292.5		$1,235.7
Income from operations	$158.3	12.2%	$147.7	12.0%

MP
Net sales	$520.0		$553.8
Income from operations	$72.1	13.9%	$85.3	15.4%

AWP
Net sales	$772.7		$685.9
Income from operations	$107.3	13.9%	$83.1	12.1%

Corp and Other / Eliminations
Net sales	$(0.2)		$(4.0)
Loss from operations	$(21.1)	*	$(20.7)	*
* Not a meaningful percentage

GLOSSARY

Non-GAAP Measures Definitions

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except share data and percentages), and are as of or for the period ended March 31, 2024, unless otherwise indicated.

2024 Outlook
The Company's 2024 outlook for earnings per share is a non-GAAP financial measure because it excludes the impact of potential future acquisitions, divestitures, restructuring, and other unusual items. The Company is not able to reconcile this forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the exact timing and impact of such items. The unavailable information could have a significant impact on the Company's full-year 2024 GAAP financial results. This forward looking information provides guidance to investors about the Company's EPS expectations excluding unusual items that the Company does not believe is reflective of its ongoing operations.

Free Cash Flow
The Company calculates a non-GAAP measure of free cash flow. The Company defines free cash flow as Net cash provided by (used in) operating activities less Capital expenditures, net of proceeds from sale of capital assets. The Company believes that this measure of free cash flow provides management and investors further useful information on cash generation or use in our primary operations. The following table reconciles Net cash provided by (used in) operating activities to free cash flow (in millions):

Year Ending December 31, 2024 Outlook
Net cash provided by (used in) operating activities	$495.0
Capital expenditures, net of proceeds from sale of capital assets	(145.0)
Free cash flow (use)	$350.0

Note: 2024 Outlook free cash flow represents the mid-point of the range

Net Leverage
The Company calculates a non-GAAP measure of net leverage. The Company defines net leverage as Net Debt divided by last twelve months (LTM) EBITDA . The Company believes that this measure reflects its ability to cover its net debt obligations with results from core operations. Amounts described below are reported in millions, except net leverage.

March 31, 2024
Net Debt	$359.2
Divided by: LTM EBITDA	704.3
Net Leverage	0.5x

Debt & Net Debt
Debt is calculated using the Condensed Consolidated Balance Sheet amounts for Current portion of long-term debt plus Long-term debt, less current portion plus debt from liabilities held for sale. Net Debt is calculated as Debt less Cash and cash equivalents, including amounts in assets held for sale. These measures aid in the evaluation of the Company’s financial condition.

March 31, 2024
Long-term debt, less current portion	$720.9
Current portion of long-term debt	3.2
Debt	724.1
Less: Cash and cash equivalents	(364.9)
Net Debt	$359.2

EBITDA
EBITDA is defined as earnings, before interest, other non-operating income (loss), income (loss) attributable to non-controlling interest, taxes, depreciation and amortization. The Company calculates this by subtracting the following items from Net income (loss): (Gain) loss on disposition of discontinued operations- net of tax; and (Income) loss from discontinued operations – net of tax. Then adds the Provision for (benefit from) income taxes; Interest & Other (Income) Expense; the Depreciation and Amortization amounts reported in the Consolidated Statement of Cash Flows less amortization of debt issuance costs that are recorded in Interest expense.

The Company believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on its ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

LTM Ended March 31, 2024
Net income (loss)	$513.9
(Gain) loss on disposition of discontinued operations - net of tax	1.4
Income (loss) from continuing operations	515.3
Provision for (benefit from) income taxes	67.7
Interest & Other (Income) Expense	64.1
Income (loss) from operations	647.1
Depreciation	54.8
Amortization	4.4
Non-Cash Interest Costs	(2.0)
EBITDA	$704.3

ROIC
ROIC and other Non-GAAP Measures (as calculated below) assist in showing how effectively we utilize capital invested in our operations. ROIC is determined by dividing the sum of NOPAT for each of the previous four quarters by the average of Debt less Cash and cash equivalents plus Stockholders’ equity for the previous five quarters. NOPAT for each quarter is calculated by multiplying Income (loss) from operations by one minus the annualized effective tax rate as adjusted. Debt is calculated using amounts for Current portion of long-term debt plus Long-term debt, less current portion. We calculate ROIC using the last four quarters’ NOPAT as this represents the most recent 12-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, we include the average of five quarters’ ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

In the calculation of ROIC, we adjust the annualized effective tax rate to reflect management’s expectation of the full-year effective tax rate and amortize the one-time tax benefit derived from recording of a deferred tax asset in relation to our Swiss operations in 2023 to create a measure that is more useful to understanding our operating results and the ongoing performance of our underlying business as shown in the tables below. Our management and Board of Directors use ROIC as one measure to assess operational performance, including in connection with certain compensation programs. We use ROIC as a metric because we believe it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. We believe ROIC measures return on the amount of capital invested in our businesses and is an accurate and descriptive measure of our performance. We also believe adding Debt less Cash and cash equivalents to Stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and ROIC highlights the level of value creation as a percentage of capital invested. As the tables below show, our ROIC at March 31, 2024 was 27.6% and March 31, 2023 was 23.9%.

Q1 2024:

Amounts described below are reported in millions, except for the annualized effective tax rate as adjusted. Amounts are as of and for the three months ended for the periods referenced in the tables below.

	Mar '24	Dec '23	Sep '23	Jun '23	Mar '23
Annualized effective tax rate as adjusted(1)	19.8%	18.2%	18.2%	18.2%
Income (loss) from operations	$158.3	$115.7	$163.2	$209.9
Multiplied by: 1 minus annualized effective tax rate	80.2%	81.8%	81.8%	81.8%
Net operating income (loss) after tax	$127.0	$94.6	$133.5	$171.7
Debt	$724.1	$623.2	$708.7	$736.7	$777.0
Less: Cash and cash equivalents	(364.9)	(370.7)	(352.3)	(297.7)	(254.2)
Debt less Cash and cash equivalents	359.2	252.5	356.4	439.0	522.8
Stockholders’ equity	1,731.9	1,672.3	1,496.2	1,432.2	1,294.6
Debt less Cash and cash equivalents plus Stockholders’ equity	$2,091.1	$1,924.8	$1,852.6	$1,871.2	$1,817.4

(1) The annualized effective tax rate for each 2023 period represents the adjusted full-year 2023 effective tax rate.

March 31, 2024 ROIC	27.6%
NOPAT as adjusted (last 4 quarters)	$526.8
Average Debt less Cash and cash equivalents plus Stockholders’ equity (5 quarters)	$1,911.4

Three Months Ended March 31, 2024	Income (loss) from continuing operations before income taxes	(Provision for) benefit from income taxes	Income tax rate
Reconciliation of annualized effective tax rate:
As reported	$136.5	$(28.0)	20.5%
Effect of adjustments:
Tax related to full-year effective tax rate expectation	—	(2.0)
Tax related to Swiss deferred tax asset	—	3.0
As adjusted	$136.5	$(27.0)	19.8%

Q1 2023:

Amounts described below are reported in millions, except for the annualized effective tax rates. Amounts are as of and for the three months ended for the periods referenced in the tables below.

	Mar '23	Dec '22	Sep '22	Jun '22	Mar '22
Annualized effective tax rate as adjusted(1)	21.0%	18.1%	18.1%	18.1%
Income (loss) from operations	$147.7	$120.8	$120.8	$103.9
Multiplied by: 1 minus annualized effective tax rate	79.0%	81.9%	81.9%	81.9%
Net operating income (loss) after tax	$116.7	$98.9	$98.9	$85.1
Debt	$777.0	$775.5	$826.5	$828.2	$740.3
Less: Cash and cash equivalents	(254.2)	(304.1)	(231.7)	(253.3)	(218.4)
Debt less Cash and cash equivalents	522.8	471.4	594.8	574.9	521.9
Stockholders’ equity	1,294.6	1,181.2	1,034.7	1,048.9	1,114.1
Debt less Cash and cash equivalents plus Stockholders’ equity	$1,817.4	$1,652.6	$1,629.5	$1,623.8	$1,636.0

(1) The annualized effective tax rate for each 2022 period represents the actual full year 2022 effective tax rate.

March 31, 2023 ROIC	23.9%
NOPAT as adjusted (last 4 quarters)	$399.6
Average Debt less Cash and cash equivalents plus Stockholders’ equity (5 quarters)	$1,671.9

Three Months Ended March 31, 2023	Income (loss) from continuing operations before income taxes	(Provision for) benefit from income taxes	Income tax rate
Reconciliation of annualized effective tax rate:
As reported	$133.2	$(23.3)	17.5%
Effect of adjustments:
Tax related	—	(4.7)
As adjusted	$133.2	$(28.0)	21.0%